Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10105 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

March 25, 2024

Ispire Technology Inc.

19700 Magellan Drive

Los Angeles, CA 90502

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ispire Technology Inc. a Delaware corporation (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 (Reg. No. 333-276804) initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 1, 2024 (the “Registration Statement”). We are rendering this opinion in connection with the filing by the Company of the Registration Statement related to the offering by the Company of 2,050,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in the manner described in the Registration Statement and the prospectus included therein (the “Prospectus”).

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s Certificate of Incorporation, (iv) the Bylaws of the Company, as currently in effect, (v) the form of Placement Agency Agreement filed as an exhibit to the Registration Statement, and (vi) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, we are of the opinion that:

Common Stock. When the offering is completed as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP